Bank of Hawai‘i Corporation fourth quarter 2023 financial report January 22, 2024 Exhibit 99.2 this presentation, and other statements made by the Company in connection with it, may contain forward-looking statements concerning, among other things, forecasts of our financial results and condition, expectations for our operations and business prospects, and our assumptions used in those forecasts and expectations. we have not committed to update forward-looking statements to reflect later events or circumstances disclosure 2 forward-looking statements diversified, lower risk loan assets highlights broad & deep market penetration quality balance sheet performance earnings highlights strong credit period end total deposits increased 1.2% average total deposits increased 1.0% growth attributed to increase in core customer deposits total loans and leases increased by 0.3% $0.72 diluted earnings per common share 1.67% average cost of total deposits 9.55% return on average common equity industry-wide FDIC special assessment resulted in a $14.7 million charge 0.05% net charge-off rate 0.08% non-performing assets level 79% of loan portfolio real-estate secured with combined wtd avg LTV of 54% CRE portfolio comprises 27% of total loans wtd avg LTV of 55%; only 7.9% maturing in 2024; CRE office exposure only 3% of total loans $10.2 billion in readily available liquidity exceeds $8.9 billion in uninsured/uncollateralized deposits strong liquidity highlights – balance sheet $ in millions tier 1 capital ratio our deposits through our 125 year history in the islands, Bank of Hawai‘i has developed an exceptionally seasoned deposit base, built one relationship at a time, over many years, and in neighborhoods and communities we understand unique marketplace diversified long tenured ✔ ✔ ✔

unique deposit market source: FDIC Annual Summary of Deposits as of June 30, 2023 the leader in a unique deposit market with five local competitors holding 97% of the bank deposit market long tenured deposit base note: as of December 31, 2023 (1): excludes public products and Bank of Hawai‘i accounts segment avg tenure (yrs) Commercial Core 28.0 The Private Bank 18.6 Small Business 18.3 Community 22.3 total 23.4 (1)

stable deposit balances $ in billions spot balance increased by 1.2% from 9/30/23 average balance increased by 1.0% from 3Q23 stabilization in NIB $ in billions

compares 12/27/23 vs. 12/28/22; all commercial bank data derived from H.8 Assets and Liabilities of Commercial Banks in the United States, Table 9 - Assets and Liabilities of All Commercial Banks in the United States, not seasonally adjusted compares 12/31/23 vs. 12/31/22 (1) (2) 2023 deposit balances change cost of funds interest-bearing deposits source: S&P Capital IQ; KBW Regional Banking Index (KRX) as of 1/3/23

cost of funds total deposits source: S&P Capital IQ; KBW Regional Banking Index (KRX) as of 1/3/23

deposit beta performance source: S&P Capital IQ; KBW Regional Banking Index (KRX) as of 1/3/23

note: as of December 31, 2023, FRB borrowing capacity includes Bank Term Funding Program margins, cash includes fed funds sold and cash and due from banks, and securities available includes unencumbered investment securities Bank of Hawai‘i carries substantial liquidity lines and equivalents for both day-to-day operational and liquidity backstop purposes readily available liquidity unemployment experience & forecast source for Hawai‘i unemployment: University of Hawaii Economic Research Organization (UHERO), seasonally adjusted source for national unemployment: Bureau of Labor Statistics, seasonally adjusted 15

16 visitor arrivals monthly by market, indexed to January 2017 source: Hawaii Department of Business, Economic Development, and Tourism (DBEDT) Nov-23

revenue per available room revenue per available room (RevPAR) source: Hawaii Department of Business, Economic Development, and Tourism (DBEDT)

  single family homes condominiums   Dec 2023 Dec 2022 Dec 2019 Δ Dec 2022 Δ Dec 2019 Dec 2023 Dec 2022 Dec 2019 Δ Dec 2022 Δ Dec 2019 median sales price (000s) $997 $1,050 $820 -5.1% 21.5% $510 $503 $426 1.5% 19.9% months of inventory 2.8 2.1 2.5 0.7 months 0.3 months 3.2 2.2 3.4 1.0 months -0.2 months closed sales 182 202 309 -9.9% -41.1% 272 360 428 -24.4% -36.4% median days on market 18 25 18 7 days 26 21 30 5 days 4 days stable real estate prices Oahu market indicators – December 2023 source: Honolulu Board of Realtors, compiled from MLS data credit performance

lending philosophy note: as of December 31, 2023 we lend in our core markets to long-standing relationships core non-core consumer residential mortgage home equity auto other consumer residential mortgage – land, interest only home equity – purchased auto – Oregon, origination FICO < 680 personal flexline credit card commercial C&I commercial real estate construction leasing scored small business non-relationship SNC large ticket leasing dynamically managing credit risk de-risking the balance sheet historical net charge-off rates lower net charge offs through different economic cycles KRX – represents historical average net charge-off rates for banks in the KBW Regional Banking index as of 1/3/23 (source: S&P Capital IQ) all banks – represents historical average net charge-off rates for all FDIC insured banks (source: FDIC)

loan portfolio 41% commercial 70% real estate secured wtd avg LTV 55% 59% w/ BOH ≥ 10 yrs avg bal $0.7MM CRE C&I residential mortgage home equity auto leasing other consumer construction 59% consumer 85% real estate secured wtd avg LTV 54% 60% w/ BOH ≥ 10 yrs avg bal $0.07MM 79% of portfolio secured with real estate with combined weighted average loan to value of 54% note: excludes $11MM in PPP loan balances including deferred costs and fees commercial real estate (CRE) 27% of total loans $3.8B CRE asset type % total CRE wtd avg LTV multi-family 24% 58% industrial 20% 56% retail 18% 55% lodging 15% 52% office 10% 55% specialty 11% 53% other 2% 48% total CRE 100% 55%

CRE office 3% of total loans 55% wtd avg LTV $1.8MM average exposure 23% CBD (Downtown Honolulu) - 60% wtd avg LTV - 43% with repayment guaranties 4% maturing prior to 2026 highlights $0.38B

Oahu investor office market source: Colliers rents remain stable as conversions to alternative purpose continue to drive decline in inventory 13.5 million square feet

Honolulu multi-family market source: CoStar 30,307 units severely limited existing and new supply, compounded by the high cost of homeownership, continues to drive rental demand

Oahu industrial market source: Colliers 41.5 million square feet vacancy rates at a historic low, while available industrial space listings remain near record low

Oahu retail market source: Colliers 17.1 million square feet record retail sales and tourism spend continue to support post-pandemic recovery

Oahu lodging market source: Hawaii Tourism Authority, UHERO outlook is generally positive, as inventory remains flat and occupancy & RevPar report comparably with pre-pandemic tourism 30.9 thousand rooms

CRE scheduled maturities 8% maturing in 2024

CRE tail risk $0.01B of CRE with LTV > 80% LTV > 80% - 0.4% of CRE, 0.1% of total loans construction 2% of total loans $0.3B construction asset type % total construction wtd avg LTV housing – low income / affordable 60% 56% housing – other 5% 42% retail 18% 64% industrial 8% 68% lodging 8% 56% office 1% 58% specialty 0.4% 42% total construction 100% 58%

credit quality * 37% of total criticized in CRE with 54% wtd avg LTV financial update

hedging program increased pay-fixed/receive-float swaps by $1.0 billion ($3.0 billion total notional) in 4Q23 to hedge a portion of fixed-rate asset exposure asset composition note: fixed excludes $3.0 billion of fixed-rate assets swapped to floating through the hedging program, fixed/float breakdown includes loans, investment portfolio (using par value), and fed funds sold, numbers may not add up due to rounding

$ in millions NII and NIM decrease in earning assets deposit rates and betas remain well below peers stable NIM asset repricing note: numbers may not add up due to rounding, loans repricing/swaps includes $1.7 billion of fixed-rate loans swapped to floating rate assets, inv. portfolio repricing/swaps and fed funds sold includes $1.3 billion of fixed-rate available-for-sale securities swapped to floating rate assets $ in billions matured/run-off yield reinvestment opportunity $10.1 $10.2 projected repricing, maturities & prepayments $2.3 $2.3 yr 1 yr 2 avg total earning assets yield in basis points

noninterest income $ in millions moderate growth in core noninterest income normalizing items: +$0.8 Visa Class B conversion ratio adjustment +$4.6 net loss on securities sales -$14.7 gain on early termination of private repurchase agreements note: numbers may not add up due to rounding noninterest expense $ in millions disciplined expense management in challenging operating environment normalizing items: -$2.1 separation -$0.4 extraordinary expenses related to Maui wildfires note: numbers may not add up due to rounding normalizing items: -$14.7 FDIC special assessment +$1.7 other expense savings (not expected to recur in 2024)

financial summary

$ in millions, except per share amounts

Bank of Hawai'i Corporation

	4Q 2023	3Q 2023	4Q 2022	Δ 3Q 2023	Δ 4Q 2022	2023	Δ 2022
net interest income	$ 115.8	$ 120.9	$ 140.7	*$ (5.2)*	*$ (25.0)*	$ 497.0	*$ (43.5)*
noninterest income	42.3	50.3	41.2	*(8.1)*	*1.1*	176.6	*19.1*
total revenue	158.1	171.3	181.9	*(13.2)*	*(23.8)*	673.6	*(24.5)*
noninterest expense	116.0	105.6	102.7	*10.4*	*13.3*	437.5	*22.3*
operating income	42.1	65.7	79.2	*(23.6)*	*(37.1)*	236.1	*(46.7)*
credit provision	2.5	2.0	0.2	0.5	*2.3*	9.0	*16.8*
income taxes	9.2	15.8	17.7	*(6.6)*	*(8.5)*	55.9	*(8.9)*
net income	$ 30.4	$ 47.9	$ 61.3	*$ (17.5)*	*$ (30.9)*	$ 171.2	*$ (54.6)*
net income available to common	$ 28.4	$ 45.9	$ 59.3	*$ (17.5)*	*$ (30.9)*	$ 163.3	*$ (54.6)*
diluted EPS	$ 0.72	$ 1.17	$ 1.50	*$ (0.45)*	*$ (0.78)*	$ 4.14	*$ (1.34)*
return on assets	0.51 %	0.78 %	1.05 %	*(0.27) %*	*(0.54) %*	0.71 %	*(0.27) %*
return on common equity	9.55	15.38	21.28	*(5.83)*	*(11.73)*	13.89	*(3.94)*
net interest margin	2.13	2.13	2.60	-	*(0.47)*	2.24	*(0.26)*
efficiency ratio	73.36	61.66	56.46	*11.70*	*16.90*	64.95	*5.46*
end of period balances							
investment portfolio	$ 7,406	$ 7,475	$ 8,259	*(0.9) %*	*(10.3) %*	$ 7,406	*(10.3) %*
loans and leases	13,965	13,919	13,646	*0.3*	*2.3*	13,965	*2.3*
total deposits	21,055	20,802	20,616	*1.2*	*2.1*	21,055	*2.1*
shareholders' equity	1,414	1,364	1,317	*3.7*	*7.4*	1,414	*7.4*

note: numbers may not add up due to rounding

42

capital note: 4Q23 regulatory capital ratios are preliminary 13.6% strong risk-based capital 13.6% RWA / total assets unique and competitively advantageous deposit market high quality deposit base and market leading cost of deposits stable and improving net interest margin high quality assets exceptional credit quality strong risk-based capital takeaways

Q & A

appendix

insured/collateralized deposits note: as of December 31, 2023

Maui portfolio 11% of total loans, 1% of total loans located in fire impacted zone $1.6B total Maui * principally comprised of loans secured by real estate secured* unsecured fire impacted zone 9.8% fire impacted zone exposure down 8.5% from prior quarter with no change in estimated potential loss of $11 million